UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  May 23, 1997
                Date of Report (Date of earliest event reported)


                            COVOL TECHNOLOGIES, INC.
             (Exact Name of Registrant as specified in its charter)


    Delaware                           0-27803                87-0547337
------------------------           ----------------       ---------------------
(State or other juris-             (Commission File        (IRS Employer
diction of incorporation)              Number)              Identification No.)



          3280 North Frontage Road
                Lehi, Utah,                            84043
        ----------------------------               --------------
           (Address of principal                     (Zip Code)
            executive offices)




                                 (801) 768-4481
              (Registrant's telephone number, including area code)


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Item 7.  Exhibits

        (c)    Exhibits.

               99.3  Press Release issued by Registrant on June 6, 1997.

Item 9.  Sales of Equity Securities Pursuant to Regulation S

        As of May 23, 1997, Covol Technologies, Inc. (the "Company") received funds and accepted subscriptions for the sale of 220,000 units (the "Units"), each Unit consisting of one share of common stock of the Company, $0.001 par value per share (the "Common Stock"), and a warrant to acquire one share of Common Stock of the Company at a price of $7.25 per share (the "Warrants"), at a purchase price of $6.00 per Unit, or a total of $1,320,000. The Warrants are exercisable at any time prior to the second anniversary of their issuance. Based upon representations made to the Company, the Units were sold to accredited non-U.S. persons in reliance on Regulation S (the "Non-U.S. Person").

        Doyle Capital Resources, an Australian entity located at Level 12, 167 Macquarie Street, Sydney NSW 2000 Australia ("Doyle Capital Resources"), and Amykone Pty Ltd, an Australian entity located at Level 4, 70 Castlereagh Street, Sydney NSW 2000 Australia ("Amykone"), acted as finders in the sale to the Non-U.S. Persons. As compensation for acting as finders, Doyle Capital Resources received a cash fee of five percent of the proceeds of the offering and Amykone received warrants to purchase 55,000 shares of Common Stock from the Company at a price of $7.25 per share. The Warrants are exercisable at any time prior to the second anniversary of their issuance. Based upon representations made to the Company, Amykone is a non-U.S. person and the Warrants were issued in reliance on Regulation S.

        Alan Doyle is a director and principal shareholder of Doyle Capital Resources and John C. Pooley is a director and principal shareholder of Amykone. Mr. Doyle serves as Chairman of the Board and Mr. Pooley serves as a director of Covol Australia Ltd. ("CAL"). CAL is an Australian entity formed to recycle waste by-products from the Australian coal and steel industries into fuel and iron briquettes using the Company's patented technology. The Company holds a 15 percent interest in CAL.


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

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            COVOL TECHNOLOGIES, INC.
                                                  (Registrant)


                                            /s/Stanley M. Kimball
Date:  May 23, 1997                        ---------------------------------
                                            By:  Stanley M. Kimball
                                            Title:  Chief Financial Officer